News Release

NYSE: WMB

Date:	Dec. 19, 2003

Williams Receives Order Regarding Restoration of Pipeline in Western Washington

     TULSA, Okla. – A unit of Williams (NYSE:WMB) announced today that it has received an order from the U.S. Department of Transportation Office of Pipeline Safety regarding restoration of transportation service on a segment of a natural gas pipeline in western Washington. The Office of Pipeline Safety has issued an amendment to a previous Corrective Action Order stipulating the actions Northwest Pipeline must take to restore the pipeline to full service.

     Williams’ Northwest Pipeline received a Corrective Action Order on May 2 following a pipeline rupture near Lake Tapps, Wash. That order directed Northwest to lower pressure by 20 percent and perform a comprehensive integrity assessment on a 268-mile segment of 26-inch pipeline in western Washington.

     The pipeline experienced a second rupture in the same segment on Dec. 13 near Toledo, Wash. There were no injuries or property damage associated with the incident. Northwest took action on Wednesday to idle the pipeline segment between Sumas and Washougal, Wash., until the integrity on that section could be assured.

     Since the May 1 incident, Northwest has commenced an extensive inspection program to ensure the safety and reliability of its 26-inch pipeline in western Washington and continues to work closely with the Office of Pipeline Safety and the Washington Utilities and Transportation Commission.

     “Issues specific to this pipeline segment – including environmental factors, such as soil acidity and moisture, operating conditions, age and the type of coating – can play a role in creating these type of problems. We are bringing all the necessary resources to bear to ensure the integrity of our facilities and keep our commitment to operate a safe and reliable pipeline,” said Doug Whisenant, senior vice president of Williams’ gas pipeline business. “The order received today is consistent with the inspection program already in progress and gives us a timetable for completing the necessary work.”

     The decision to idle the 26-inch pipeline has had no immediate impact on the company’s ability to meet current market demand, primarily because Northwest has a parallel 30-inch pipeline in the same pipeline corridor. In addition, the recent completion of the Evergreen expansion project, typical wintertime flows and the current sourcing of gas supplies between Sumas and the Rockies mitigate the potential impact on service during this winter heating season. With the 26-inch pipeline idled, capacity at the pipeline’s northernmost receipt point at Sumas is estimated to be approximately 950,000 dekatherms per day.

     “As we take steps to comply with the requirement to develop a plan for replacement of this idled pipeline segment, we are evaluating alternative ways to replace that pipeline’s transportation capacity. Our preliminary analysis shows that we could replace the 376,000 dekatherms of daily capacity associated with the idled 26-inch Sumas to Washougal segment with about 100 miles of new 36-inch pipeline,” Whisenant said.

     “Williams has and expects to have adequate financial resources to comply with the order and replace the capacity, if required. Costs associated with the capacity replacement are expected to be capitalized and recoverable through future rates in a way that preserves Northwest’s ability to be competitive in its market,” he said.

About Northwest Pipeline
Williams’ Northwest Pipeline, based in Salt Lake City, Utah operates a 4,000-mile natural gas transmission pipeline. The pipeline provides natural gas service to the states of Washington, Oregon, Idaho, Wyoming, Utah and Colorado.

About Williams (NYSE:WMB)
Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. Williams’ gas wells, pipelines and midstream facilities are concentrated in the Northwest, Rocky Mountains, Gulf Coast and Eastern Seaboard. More information is available at www.williams.com.

Contact:	Bev Chipman
Williams (media relations)
(801) 584-7048 or (801) 244-8122

Richard George
Williams (investor relations)
(918) 573-3679

Courtney Baugher
Williams (investor relations)
(918) 573-5768

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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.